                      Boston                         Chrysler Center
MINTZ LEVIN                                          666 Third Avenue
COHN FERRIS           Washington                     New York, New York 10017
GLOVSKY AND                                          212 935 3000
POPEO PC              Reston                         212 983 3115 fax
                                                     www.mintz.com
                      New York

                      New Haven

                      Los Angeles

                      London                         TODD E. MASON

                                                     Direct dial  212 692 6731
                                                     tmason@mintz.com

                                  April 6, 2005

VIA EDGAR & FACSIMILE
---------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549
Attention: Mark Shuman

      Re:    MAJESCO HOLDINGS INC.
             REGISTRATION STATEMENT ON FORM S-3, AS AMENDED
             (SEC FILE NO. 333-122519)

Ladies and Gentlemen:

         With respect to the above-referenced Registration Statement on Form S-3 filed on February 3, 2005, as amended (the "Registration Statement"), and the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. filed therewith as Exhibit 5.1, we hereby confirm that, pursuant to Corporate Finance Current
Issues Outline, Section VIII (a) 14, our reference and limitation to "Delaware
General Corporate Law" in our opinion includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

         Please feel free to contact me at (212) 692-6731 if you have any questions.

                                  Sincerely,

                                  /s/ Todd E. Mason

                                  Todd E. Mason